UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 20, 2011

GLOBAL PHARM HOLDINGS GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-152286	20-8767223
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

25/F New World Center, No. 6009 Yitian Road, Futian District, Shenzhen,
People’s Republic of China
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  86-755-83230226

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On October 20, 2011, Global Pharm Holdings Group, Inc. (or the “Company”) issued a redeemable convertible bond (the “Bonds”) in the aggregate principal amount of $5,000,000 in favor of Blazer Delight Limited (the “Purchaser”), under a Bond Instrument (the“Bond Instrument”) dated October 20, 2011, with the same terms and conditions as prescribed in an executed Bond Instrument dated September 21, 2011, all in accordance with the Subscription Agreement (the “Subscription Agreement”) dated September 19, 2011 entered into between the Company and the Purchaser. The Bonds will mature two years from the date of issuance (the “Maturity Date”) and do not bear any interest.

In connection with the issuance of the bonds contemplated, further details of the Bond Instrument executed by the Company on October 20, 2011 are set out below:

Bond Instrument

The Company executed the Bond Instrument in relation to the issuance of the Bonds in the aggregate principal amount of $5,000,000 in favor of the Purchaser.

Conversion

The holder of the Bonds may elect at any time on or prior to the Maturity Date to convert all or part of the outstanding principal amount of the Bonds which is an integral multiple of $50,000. At such option of the holder or in the event of a mandatory conversion upon the occurrence of a Liquidity Event (as defined in the Subscription Agreement), the Bonds are convertible into common stock of the Company at a price of $5.00 per share, which conversion price is subject to customary weighted average and stock-based anti-dilution protection.

Redemption

The Company is required to redeem the Bonds in whole in favor of the holder at a redemption amount which is equal to the sum of (i) the whole principal amount of all of the Bonds and (ii) a premium representing a 25% IRR (as defined in the Investor Rights Deed dated September 21, 2011) per annum from the date of issue of the Bonds up to the time of receipt by all of the Bondholders of such premium payment, calculated based on the aggregate principal amount of the Bonds originally issued, in the event that a QIPO (as defined in the Bond Instrument) has not been completed by the date falling nine months from the date of the Bond Instrument. Any amount of the Bonds which remain outstanding on the Maturity Date shall be redeemed thereon at its then outstanding principal amount.

Transfer of the Bonds

No Bonds may be assigned or transferred within the first 6 months immediately following the date of the Bond Instrument. Furthermore, the holder is only permitted to assign or transfer the Bonds if (i) to a bank or financial institution or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, excluding for this purpose any hedge fund which is engaged principally in the short-selling of equity securities and (ii) provided that the purchaser and/or transferee of the Bonds agrees to hold the Bonds purchased for at least 60 days after such purchase or transfer.

Events of Default

The Bonds contain standard events of default, upon the occurrence of which the Bonds shall be immediately due and payable, including: (i) default in the re-payment of principal and the payment of any premium in respect of any of the Bonds, (ii) any default by any of the Obligors (as defined in the Bond Instrument) in performance or observance of any obligation, covenant, condition or provision under the Finance Documents (as defined in the Bond Instrument) and not remedied within ten days after receipt of notice of such default, (iii) insolvency, winding-up or dissolution of the Company or any of its material subsidiaries, (iv) any disposal by the Company or any of its material subsidiaries of all or substantially all of the assets owned by the Company or such subsidiary, (v) Mr. Yin Yun-lu (the “Major Shareholder”) ceasing to serve as Chairman of the Company, (vi) any government condemnation, seizure or otherwise appropriation of all or a substantial part of the assets of the Company or any material subsidiary, (vii) the guarantees associated with the Subscription Agreement not in full force and effect and (viii) any forced removal of the Bondholder Director or Observer (both as defined in the Investor Rights Deed dated September 21, 2011), subject to certain exceptions.

Bond Security

The Bonds are secured by (i) a share charge given by the Major Shareholder over certain of his shares in the Company, (ii) a guarantee from each of the Major Shareholder and the Corporate Guarantors (as defined in the Bond Instrument), (iii) a Deed of Amendment to Guarantee between the Major Shareholder and the Purchaser dated October 20, 2011, and (iv) an assignment agreement dated September 21, 2011 entered into between the Company and the Purchaser relating to an assignment of all relevant indebtedness owed to the Company by any of its subsidiaries (the “Assignment Agreement”).

References to, and descriptions of, the Bond Instrument as set forth herein are not intended to be complete and are qualified in their entirety by reference to the bond instrument, a copy of which is filed hereto as Exhibit 4.1. All statements made herein concerning the foregoing bond instrument are qualified by reference to the said Exhibit.

Attached hereto as Exhibit 99.1 is the Press Release announcing the completion of the above-referenced issuance of the Bonds.

Item 2.03        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth above under Item 1.01 is incorporated by reference into this Item 2.03.

Item 3.02        Unregistered Sales of Equity Securities

The disclosure set forth above under Item 1.01 is incorporated by reference into this Item 3.02. The Bonds described in Item 1.01 above were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder. At the time of their issuance, the Bonds and any shares of common stock issued upon conversion thereof will be deemed to be restricted securities for purposes of the Securities Act and the certificates representing the securities shall bear legends to that effect.

Item 9.01        Financial Statements and Exhibits

Exhibit 4.1 – Bond Instrument Exhibit 99.1 — Press Release dated October 26, 2011

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2011	Global Pharm Holdings Group, Inc.

By:	/s/ An Fu
An Fu
Chief Financial Officer